Exhibit 10.46

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Jafra Cosmetics International, Inc. a Delaware corporation (“the Company”), and Beatriz Gutai, an individual resident of California (“Employee”).

AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

     1. Effective Date. Employee began employment with the Company on 20th April, 1981. Effective 1st September, 2004, Employee’s employment will be governed by the terms of this Agreement (the “Effective Date”).

     2. Employment Terms and Duties.

          2.1 Employment. The Company employs Employee, and Employee accepts employment by the Company (the “Employment”), upon the terms and conditions set forth in this Agreement.

          2.2 At-Will Employment. Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason with or without notice by either the Company or Employee. Although certain provisions of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of Employee’s employment for any length of time.

          2.3 Duties. As of the Effective Date, Employee will serve as Senior Vice President Global Marketing & Strategic Planning and will have such duties as are assigned or delegated to Employee by the Chief Executive Officer (the “CEO”) or the Chief Operating Officer (the “COO”). Employee will: (i) devote her entire business time, attention, skill, and energy exclusively to the business of the Company; (ii) use her best efforts to promote the success of the Company’s business; and (iii) cooperate fully with the CEO, COO and the Board of Directors of the Company in the advancement of the best interests of the Company. Employee understands and agrees that as part of her employment, she may from time to time be called upon to serve as consultant to or may be assigned to related Company entities. The terms and conditions of any assignment will be set forth in a separate Temporary Assignment Contract. Unless otherwise agreed in writing, during any temporary assignment, Employee remains employed by the Company.

          2.4 Compliance with the Company’s Policies. Employee acknowledges and agrees that compliance with the Company’s policies, practices and procedures is a term and condition of the Employment under this Agreement. Employee agrees to comply with the terms and conditions of the Company’s Employee Confidentiality and Inventions Agreement, a copy of which is attached to this Agreement as Exhibit A and is incorporated by this reference.

          2.5 Place of Employment. Employee will perform her duties at a location defined by Jafra’s CEO, COO or Board of Directors. Unless temporarily assigned as described above, Employee will perform her duties at Jafra’s headquarters, currently 2451 Townsgate Road, Westlake Village, California 91361.

     3. Compensation.

          3.1 Salary. Employee will be paid an annual salary of two hundred fifty Thousand Dollars ($250,000) (the “Salary”), less any applicable state and federal taxes or other payroll deductions. The Salary will be payable in equal periodic installments according to the Company’s customary payroll practices. Any adjustment to the Salary is at the sole discretion of the Company.

          3.2 Benefits. Employee may participate in such sick leave, pension, profit sharing, life insurance, hospitalization, long term disability, major medical and other employee benefit plans of the Company (collectively, the “Benefits”), that may be in effect from time to time for management level employees, to the extent that Employee is eligible under the terms of those plans.

          3.3 Additional Compensation. Employee may be eligible, as additional compensation for the services rendered by Employee pursuant to this Agreement, for a bonus and long term incentive compensation at the discretion of the CEO, COO or the Board and in an amount to be determined by the CEO, COO and the Board, in accordance with the Company’s bonus plans and Long Term Incentive Compensation Plan (the “Additional Compensation”). In order to be eligible for the Additional Compensation, Employee shall be employed by the Company on the date that the Additional Compensation, if any, is customarily distributed by the Company.

     4. Expenses. The Company will pay on behalf of Employee (or reimburse Employee) reasonable expenses incurred by Employee at the request of, or on behalf of, the Company in the performance of Employee’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies, including reasonable expenses incurred by Employee (a) while attending conventions, seminars and other business meetings, (b) for appropriate business entertainment activities and (c) for appropriate promotional expenses. In order to be eligible for reimbursement, Employee shall file expense reports with respect to such expenses in accordance with the Company’s policies, and must secure approval from the CEO or the COO before expenses will be reimbursed.

     5. Vacations and Holidays. Employee is entitled to vacation and holidays according to the Company’s vacation policies for management employees. Employee must request and receive permission from the CEO or COO prior to taking vacation. Every effort will be made to accommodate an employee’s vacation request if the absence is consistent with the Company’s workload and business needs.

     6. Payment upon Termination of Employment. Upon termination of Employee’s Employment, the Company will be obligated to pay to Employee only such compensation as is provided in this Section 6.

          6.1 Termination of Employee without Cause. In the event Employee’s employment is terminated by the Company without Cause as defined in Section 6.2 below, Employee will receive Salary and accrued but unused vacation through the date of such termination (the “Termination Date”). In addition, Employee will receive severance in an aggregate amount equal to eighteen (18) months’ Salary (the “Severance Payment.”) The Severance Payment is the exclusive severance payment to which Employee is entitled, and include any severance amounts to which Employee is entitled under any Company severance plan, policy or program. Any payment will be less applicable state and federal taxes and/or other payroll deductions. The Severance Payment will be made in a lump sum within forty five (45) days of the Effective Date as defined in Exhibit B. Further, if Employee elects continued coverage pursuant to the Consolidated Budget Reconciliation Act (“COBRA”), the Company will pay an amount equal to the previously paid “employer portion” of Employee’s monthly premium, for continuation of the Employee’s benefits for six (6) months.

          6.2 Termination of Employee with Cause or Resignation by Employee. In the event the Employment is terminated by the Company for Cause or Employee resigns her employment for any reason, Employee will receive any earned portion of Salary and accrued but unused vacation through the Termination Date, less applicable state and federal taxes and/or other payroll deductions. Termination for “Cause” occurs if Employee is terminated for any one of the following reasons: (i) Employee’s material breach of this Agreement; (ii) Employee’s material failure to adhere to any written policy of the Company that is legal and generally applicable to officers of the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

          6.3 Termination of Employment following Death or Disability. In the event the Employment is terminated as a result of Employee’s death or as a result of Employee suffering a disability which cannot be reasonably accommodated and which renders her unable to perform the essential functions of her position for 120 days, Employee or her heirs are entitled to any earned portion of Salary and accrued but unused vacation through the Termination Date.

          6.4 Termination for Any Other Reason. In the event that Employee resigns or Employee’s employment terminates under any circumstance other than that described in Sections 6.1 through 6.3, Employee will be entitled to receive the portion of the Salary earned and any vacation accrued and owing to Employee only through the Termination Date.

          6.5 Benefits. Except where specifically provided by this Agreement, Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of Employee’s termination, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

          6.6 Release in Exchange for Payment. Employee’s receipt of any Severance Payment and continued Benefits coverage as described in Section 6.1 is conditioned upon

Employee executing a release of all claims effective as of the Termination Date, in substantially the form attached to this Agreement as Exhibit B.

     7. General Provisions.

          7.1 Representations and Warranties by Employee. Employee represents and warrants to the Company that the execution of this Agreement and the performance by Employee of her obligations under this Agreement will not: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

          7.2 Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Employee’s performance of Employee’s obligations hereunder.

          7.3 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

          7.4 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

          7.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Chief Executive Officer
Jafra Cosmetics International, Inc.
2451 Townsgate Road
Westlake Village, California 91361

If to Employee:	Home office address on file with the Company

          7.6 Entire Agreement; Amendments. This Agreement, including its exhibits, contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.

          7.7 Governing Law. This Agreement will be governed by the laws of California without regard to conflicts of law principles.

          7.8 Jurisdiction. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in the courts of the state in which the defendant in such action or proceeding resides or is domiciled, or, if it has or can acquire jurisdiction, in the United States District Court for the district of the state in which such defendant resides or is domiciled, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          7.9 No Undue Influence. This Agreement is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Agreement and executed it with her full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

          7.10 Section Headings, Construction. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.

          7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

JAFRA COSMETICS
INTERNATIONAL, INC.

By:

	Chief Executive Officer	Employee

By:

Chief Operating Officer

EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

     The following confirms the agreement between Employee and Jafra Cosmetics International, Inc., a Delaware corporation (the “Company”), which is a material part of the consideration for Employee’s employment by the Company:

          1. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, information about trade secrets, computer programs, designs, technology, ideas, know-how, processes, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. Employee understands that Employee’s employment creates a relationship of confidence and trust between Employee and the Company with respect to Proprietary Information.

          2. Employee understands that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Employee or by others including but not limited to portions of the Company’s customer lists which have been specially compiled by the Company to include information not available to the public such as customer preferences and customer buying history. “Company Materials” also include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

          3. In consideration of Employee’s employment by the Company and the compensation received by Employee from the Company Employee hereby agrees as follows:

               a. All Proprietary Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during Employee’s employment by the Company and after its termination, Employee will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to the Company.

               b. All Company Materials will be the sole property of the Company. Employee agrees that during Employee’s employment by the Company, Employee will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Employee is required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) Employee’s copy of this Agreement.

               c. During the term of Employee’s employment and for two years thereafter, Employee will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation will not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

               d. Employee promptly will disclose in writing to Employee’s immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions”, which includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of Employee’s employment. Employee also will disclose to the President of the Company all things that would be Inventions if made during the term of Employee’s employment, conceived, reduced to practice, or developed by Employee within six months after the termination of Employee’s employment with the Company. Such disclosures will be received by the Company in confidence (to the extent they are not assigned in Section 3(f) below) and do not extend the assignment made in Section 3 (f) below. Employee will not disclose Inventions to any person outside the Company unless Employee is requested to do so by management personnel of the Company.

               e. Employee agrees that all Inventions which Employee makes, conceives, reduces to practice or develop (in whole or in part, either alone or jointly with others) during Employee’s employment will be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement will extend to inventions, the assignment of which is prohibited by Labor Code Section 2870 (attached Exhibit 1). The Company will be the sole owner of all Rights in connection therewith.

               f. Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

               g. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee waives such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm any such waivers and consents from time to time as requested by the Company.

               h. Employee has attached to this Agreement as Exhibit 2 a complete list of all existing Inventions or improvements to which Employee claims ownership as of the date of this Agreement and that Employee desires to specifically clarify are not subject to this Agreement, and Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions and improvements at the time of signing this Agreement. ___[INITIAL HERE]

               i. Employee agrees that during Employee’s employment with the Company Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Employee will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph will apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Employee is employed by the Company.

               j. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees he will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with Employee’s employment with the Company.

          4. Employee agrees that this Agreement is not an employment contract and that Employee has the right to resign and the Company has the right to terminate Employee’s employment at any time, for any reason, with or without cause.

          5. Employee agrees that this Agreement does not purport to set forth all of the terms and conditions of Employee’s employment, and that as an employee of the Company Employee has obligations to the Company which are not set forth in this Agreement.

          6. Employee agrees that Employee’s obligations under sections 3(a) through 3(f) and section 3(h) of this Agreement will continue in effect after termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part, and that Employee will notify any future client, employer or potential employer or client of Employee’s obligations under this Agreement. Employee agrees that the Company is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.

          7. Employee acknowledges and agrees he has an obligation to protect the Company’s Propriety Information and Company Materials and that this obligation continues in effect after termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part. Therefore, Employee agrees that he will not disclose these Propriety Information and Company Materials to assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

          8. Employee agrees that the Company has expended substantial efforts to maintain the confidentiality and proprietary nature of the information described in this Agreement and would be materially and irreparably injured by an unauthorized disclosure of any of that information. Any breach of this Agreement will result in irreparable and continuing damage to the Company for which there can be no adequate remedy at law, and in the event of any such breach, the Company will be entitled to immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper.

          9. Employee agrees that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of California without regard to the conflict of laws provisions to this Agreement. Employee further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable. The remainder of this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

          10. This Agreement will be effective as of the date Employee executes this Agreement and will be binding upon me, Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.

          11. This Agreement only can be modified by a subsequent written agreement executed by the President of the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated: ___, 200_
Employee

EXHIBIT 1

     Section 2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

     (a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for these inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

          (2) Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT 2

Jafra Cosmetics International, Inc.

Address

To Whom It May Concern::

     1. The following is a complete list of inventions or improvements relevant to the subject matter of my employment by Jafra Cosmetics International, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement.

                     No inventions or improvements

                     See below:

                     Additional sheets attached

     2. I propose to bring to my employment the following materials and documents of a former employer:

                     No materials or documents

                     See below:

     Employee